Exhibit 23




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement dated September 9, 1996 of Atlantic Energy, Inc. on
Form S-8 of our reports dated (i) February 2, 1996, appearing in the Annual Report on Form 10-K of Atlantic Energy, Inc.
for the year ended December 31, 1995, (ii) February 2, 1996, appearing in the Proxy Statement dated March 15, 1996 of Atlantic Energy, Inc. in connection with Atlantic Energy Inc.'s Annual Meeting of Shareholders, (iii) July 31, 1996, appearing in the Annual Report on Form 11-K of the Atlantic City Electric Company 401K Savings and Investment Plan - A for the fiscal year ended December 31, 1995, and (iv) July 31, 1996, appearing in the Annual Report on Form 11-K of Atlantic
City Electric Company 401K Savings and Investment Plan - B for the fiscal year ended December 31, 1995.



Deloitte & Touche LLP
Parsippany, New Jersey
September 9, 1996